Exhibit 99.1

SI Diamond Announces Research and Development Agreement

        AUSTIN, Texas, Jan. 3 /PRNewswire/ -- SI Diamond Technology, Inc. (OTC Bulletin Board: SIDT) through its subsidiary, Field Emission Picture Element Technology, Inc. (FEPET) today announced the signing of a research and development agreement with one of the largest Japanese manufacturers of electronic displays. The agreement, covering a period of twelve months starting January 1, 2001, is in the field of flat panel displays using FEPET's proprietary carbon film electron emission technology.

        The R&D program will develop a new display using FEPET's carbon field emission cathodes as well as a manufacturing engineering process for this type of display. For its efforts in the research and development program, FEPET will receive a lump sum of $600,000.

        Upon the successful completion of the program, the companies agreed to negotiate a royalty-based, non-exclusive worldwide license for all patents owned by FEPET in the field.

        "This agreement is very important in accelerating the transition of our excellent research results to the manufacturing stage," said Dr. Zvi Yaniv, President and Chief Operating Officer.

Safe Harbor Statement

         This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time to time in SIDT's SEC reports. SI Diamond Technology, Inc. disclaims any intent or obligation to update forward-looking information.

          SI Diamond Technology is a holding company consisting of three operating subsidiaries. The wholly owned Field Emission Picture Element Technology, Inc. (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology. The wholly owned Electronic Billboard Technology, Inc. (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology. Sign Builders of America, Inc. (SBOA), a wholly owned subsidiary of EBT is a manufacturer of high quality signage. SI Diamond Technology's website is www.carbontech.net.

Contact: Brad Arberg of SI Diamond Technology, Inc., 404-603-3566.
SOURCE SI Diamond Technology, Inc. 01/03/2001
CONTACT: Brad Arberg of SI Diamond Technology, Inc., 404-603-3566
Web site: http://www.carbontech.net
(SIDT)